STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the five million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2022.

Dated this 10th day of November 2021.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

Trust	Total Assets 09/30/20	Minimum Bond Required

Aquila Funds Trust:
Aquila Three Peaks High Income Fund	$176,105,956
Aquila Three Peaks Opportunity Growth Fund	211,219,893
	$387,325,849	$750,000

Aquila Municipal Trust:
Aquila Churchill Tax-Free Fund of Kentucky	179,340,309
Aquila Narragansett Tax-Free Income Fund	247,446,490
Aquila Tax-Free Fund of Colorado	280,894,955
Aquila Tax-Free Fund For Utah	455,152,487
Aquila Tax-Free Trust of Arizona	272,041,219
Aquila Tax-Free Trust of Oregon	663,786,568
	$2,098,662,028	1,700,000

Hawaiian Tax-Free Trust	653,753,954	900,000

Capital Cash Management Trust	1,001	50,000

TOTALS	$3,139,742,832	$3,400,000